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                                                                    Exhibit 23.1


                               CONSENT OF KPMG LLP


We consent to the use of our reports dated February 19, 2001, incorporated herein by reference, with respect to the consolidated financial statements of Navigant Consulting, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 and the financial statement schedule for the three-year period ended December 31, 2000, which financial statements, schedule, and reports are incorporated by reference to the December 31, 2000 Annual Report on Form 10-K of Navigant Consulting, Inc.




Chicago, Illinois
January 25, 2002